UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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date of Report (Date of earliest event reported): June 25, 2012 (June 19, 2012)

CHINACAST EDUCATION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33771 (Commission File Number)	20-0178991 (I.R.S. Employer Identification Number)
Suite 08, 20/F, One International Financial Centre, 1 Harbour View Street Central, Hong Kong (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:                           (852) 3960 6506

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As reported in our current reports on Form 8-K dated May 8, 2012, May 14, 2012, and May 17, 2012, the staff of The NASDAQ Stock Market LLC (“NASDAQ”) made a determination to delist the securities of ChinaCast Education Corporation (the “Company”) and the Company was appealing such determination. On June 21, 2012, after further consideration and taking into account its ongoing investigations into various matters involving former management and its continuing delay in reporting its financial results, the Company withdrew its request to appeal this delisting determination. The hearing for such appeal was scheduled for June 28, 2012. On June 22, 2012, the Company received a letter from the NASDAQ staff advising the Company that trading of its shares will be suspended effective at the open of business on June 25, 2012, and that NASDAQ will file a Form 25 Notification of Delisting with the Securities and Exchange Commission.

Item 8.01. Other	Events.

Further to its prior public filings, the Company hereby provides additional information on its litigation efforts to recover misappropriated assets (including its private colleges) as well as litigation initiated by the Bank of Hangzhou.

Hong Kong Litigation.  On June 19, 2012, the Company and several of its subsidiaries filed an application with the High Court of the Hong Kong Special Administrative Region, Court of First Instance (the “Hong Kong Court”), alleging that former chairman and chief executive officer Ron Chan Tze Ngon, former chief financial officer Antonio Sena, former chief accounting officer Jim Ma, and former president-China Jiang Xiangyuan had committed tortious wrongs against the Company and violated their fiduciary duties and service contracts by individually and in conspiracy using their positions at the Company to further their own businesses, dissipating Company assets through unauthorized borrowings and cash pledges, and converting the Company’s cash and assets (including two and possibly all three of the Company’s private colleges). As part of the application, the Company also sought an injunctive order to freeze the assets of these executives that are located in Hong Kong, and filed a lawsuit against them seeking damages and an accounting of the property which the defendants’ have taken away from the Company as well as interest and legal costs. On June 19, 2012, the Hong Kong Court granted the Company’s application with respect to the injunction, restricting the defendants from removing their assets from Hong Kong, up to a value of Rmb800 million.  The defendants have not yet responded to the injunctive order and, to date, have not acknowledged service of the proceedings against them.  The Hong Kong Court has scheduled a hearing for July 6, 2012, to consider continuing the injunction.

Bank of Hangzhou Loan. As disclosed in prior public filings, on May 3, 2012, the Bank of Hangzhou sued the Company’s variable interest entity, ChinaCast Li Xiang Co. Ltd. (“CCLX”), for the repayment of Rmb24.8 million in principal and the payment of unpaid interest, default interest and litigation expenses, in connection with a working capital loan facility that CCLX had borrowed. The Bank of Hangzhou also sued the Company’s subsidiary, Yupei Training Information Technology (Shanghai) Ltd., Mr. Chan, Mr. Chan’s wife, chief operating officer Li Wei, Mr. Li’s wife and Mr. Jiang, as guarantors on the loan. The Company has learned that in connection with this litigation, the People’s Court of Xuhui District, Shanghai, has put a home that Mr. Chan owns in Shanghai under temporary seal, restricting his ability to transfer or sell the home. The Company is still assessing what, if any, impact this may have on prior financial statements.

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Private Colleges. As disclosed in prior public filings, at least two (and possibly all three) of the Company’s private colleges had been purportedly transferred to third parties by Mr. Chan, Mr. Jiang and/or their associates. The Company is continuing to investigate these unauthorized transfers and considering the legal remedies available to it to recover its interests in the colleges, including by means of invalidating the original transfers and bringing criminal actions against the parties responsible for such transfers. Any legal actions taken by the Company to recover its interests in these colleges could require proceedings that last for a considerable length of time and could ultimately be unsuccessful. The Company is also continuing its discussions with the purported transferees of the colleges to reach a resolution on this matter.

This document is not an offer of securities for sale in the United States. Securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2012

ChinaCast Education Corporation

By:	/s/ Doug Woodrum
Doug Woodrum Chief Financial Officer

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